SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  FORM 8-K / A
                                 AMENDMENT NO. 1

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  January 26, 2004

                        Commission File Number: 000-49679

                                LitFunding Corp.
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             (Exact name of registrant as specified in its charter)

Nevada                                                               93-1221399
- ------                                                             ----------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

5757 Wilshire Blvd., Suite PH 10, Los Angeles, California                 90036
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(Address of principal executive offices)                             (Zip Code)

                                 (323) 857-0448
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              (Registrant's Telephone Number, Including Area Code)

                   (Former name, if changed since last report)

       1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067
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                 (Former Address of Principal Executive Offices)

                                  (310)277-1250
                                  -------------
           (Registrant's Former Telephone Number, Including Area Code)





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ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

Not applicable.


ITEM 2.  ACQUISITION OF ASSETS.

Not applicable.



ITEM 3.  BANKRUPTCY OR RECEIVERSHIP

On April 2, 2003 certain individuals and entities of LitFunding Corporation, a Nevada corporation (the "Company"), filed an involuntary bankruptcy petition against the Company in the United States Bankruptcy Court, Central District of California, Case No. LA03-19005 ES (the "Petition"). Seven additional parties (collectively the "Petitioners") later filed joinders in support of the Petition. The filing of the Petition severely damaged both the Company, and its wholly owned operation subsidiary, California LitFunding, for the following reasons:

     o The filing made it virtually impossible for California Litfunding to raise and invest funds in new lawsuits, which is its core business.

     o California LitFunding was forced to expend significant amounts of money filing and preparing collection lawsuits against parties to various settlement agreements who viewed the filing of the Petition as an opportunity to renege on their contractual obligations, or to secure a discounted payoff.

     o California LitFunding's business reputation was devastated by the filing, and this enabled competitors to capitalize on its perceived financial problems.

The Company believes that the Involuntary Petition was filed without legal basis and in bad faith and was really a disguised takeover attempt.

The Company spent eight months contesting the Petition, and it expended significant resources on this effort. The material facts relative to this litigation, and the Company's recent entry into a Chapter 11 proceeding, are summarized below:

     o On May 15, 2003, the Company moved the United States Bankruptcy Court (the "Court") for an order dismissing the Petition. The Court treated the Company's motion as one for summary judgment and denied it on the grounds that there were disputed factual issues that would require an evidentiary hearing;

     o On June 19, 2003, the Petitioners moved the Court for an order appointing an interim trustee. The Court denied that motion. The court also set the matter for trial on August 28 and August 29, 2003;

     o In July, the Court continued the trial, upon application by the Petitioners, until September 23, 2003. Subsequently, the Court continued the matter to November 24 and 25th 2003 and ordered the parties to mediation;

     o A two day mediation occurred in September of 2003. Unfortunately, this mediation was unsuccessful. Approximately ten days after the mediation failed, counsel for the Petitioners sought a meeting to present another settlement proposal. A meeting was held on October 10, 2003, a Friday, to consider this proposal. This meeting was attended by the President of the Company and its counsel. At the conclusion of this meeting the parties entered into a stipulation (the "Stipulation"). In summary, the Stipulation provided: (1) the Petitioners would convert their involuntary Chapter 7 proceeding to a Chapter 11 proceeding; (2) the Company would consent to the entry of an order of relief under Chapter 11; (3) the Company would reserve all of its rights to seek damages against the Petitioners relating to the bad-faith filing of the involuntary petition; and (4) the Petitioners agreed not to seek the appointment of a trustee for six months. California LitFunding was not a party to this stipulation.

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     o     Since the Stipulation provided for a consensual Chapter 11 filing, the Company believed that it required the formal approval of the Company's board of directors prior to being valid and binding under Nevada law. Accordingly, on the very next business day, October 13, 2003, the Company's board of directors met to consider the Stipulation. After carefully considering the merits of the Stipulation, the board of directors voted to reject the Stipulation as written, because there were provisions therein that could negatively impact the ability of the Company's operating subsidiary, California LitFunding, , to raise capital prospectively, even though California LitFunding was not entering into bankruptcy proceeding under this agreement. Although the Petitioners were informed of this vote, they elected to file the Stipulation with the Court, and thereafter they endeavored to enforce the Stipulation through a motion (the "Motion To Enforce"). In the Motion To Enforce, the Petitioners contended, among other things that the Stipulation was enforceable without the necessity of a vote of the Company's board of directors.

     o On November 14, 2003, a hearing was held on Motion To Enforce. A hearing on a motion filed by LitFunding Nevada seeking an order compelling the Petitioners to post a bond to secure any prospective damage judgment the Company might obtain against the Petitioners for the wrongful involuntary filing was heard on the same date. After considering the arguments of both parties, the Court concluded that the Stipulation was enforceable. Accordingly the Court granted the Motion To Enforce. An order for relief placing the Company into a Chapter 11 proceeding was entered by the Court on November 19, 2003. The Court also ordered the Petitioners to post a bond in the amount of $500,000, which was done in January 2004 after the petitioners received one 10 day extension from the Company and two more extensions from the court.

As a result of the foregoing:

     o The Company was placed into Chapter 11 proceeding effective November 19, 2003. The costs of litigating the merits of the Involuntary Petition, and the financial impact of the pending involuntary, so materially damaged both the Company and California LitFunding that it ultimately became necessary for both companies (together the "Litfunding Companies") to enter into Chapter 11. Accordingly, California LitFunding entered into a Chapter 11 proceeding on January 26, 2004.
     o Since April 2, 2003, the Company has made several offers of settlement to the Petitioners. To date, none of these offers have been accepted.
     o On January 31, 2004, the Litfunding Companies filed a Joint Plan of Reorganization (the "Plan") and a supporting Disclosure Statement with the United States Bankruptcy Court. A hearing on the Disclosure Statement is set for March 9, 2004.
     o The Plan provides for the payment of all valid claims in full, or in accordance with the contractual rights of the claimants. The Plan provides for the preservation of the Company's right to seek restitution for damages suffered by the bad faith filing of the Involuntary Petition. The Litfunding Companies will file an action seeking this restitution prior to the Effective Date in the Plan, and they propose to reduce the claims of the Petitioning Creditors by the amount of damages that they recover, which exceed $2 million dollars. The Litfunding Companies are endeavoring to emerge from Chapter 11 in April or May of 2004.

In addition to the above, the following events have occurred since the filing of the last 8K:

     o The Litfunding Companies have various lawsuits claiming damages against a former director of California LitFunding, and an ex employee for wrongdoing, breach of fiduciary responsibility, and theft of proprietary information. Although certain defendants in these actions "removed" these action to the bankruptcy court, these cases have been since remanded to the California Superior Court where the Litfunding Companies intend to prosecute them vigorously.

     o The Plan provides that the Litfunding Companies will be jointly and severally liable for all valid claims. Although the Petitioners were advised of this fact, they elected to proceed with an effort to "substantively consolidate" the Litfunding Companies. Since the Litfunding Companies were already providing for essentially this same legal relief in the Plan, they only filed a qualified opposition to the motion for substantive consolidation. In this qualified opposition, they advised the Court that their primary opposition to the motion was it seemed to seek the "merger" of the two companies, instead of simply consolidating their assets and liabilities for the purposes of the bankruptcy proceeding. Any such relief would be inappropriate. The Litfunding Companies also asked the Court in the qualified opposition to rule that any substantive consolidation would not impair their rights to recover against the Petitioners on account of the bad faith involuntary. The Court granted the substantive consolidation motion. However, as requested by the Litfunding Companies, the order does not merge the two entities, and it specifically provides that the Litfunding Companies rights to recover against the Petitioners for the filing of the bad faith involuntary petition are preserved.

     o The Litfunding Companies are in the process of securing $250,000 of Debtor In Possession financing as an interim bridge to assist the company in sustaining operations and pay for its professionals.

     o On January 23rd, 2004, California LitFunding, a California Company, completed its merger into RP Acquisition Corp, a Nevada company. This transaction was stalled by the filing of the Involuntary Petition. RP Acquisition has taken the name of California LitFunding and has become the surviving operating company. This action will enable this company to enjoy all the tax benefits available to a Nevada company once operations are moved to that State.


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ITEM 6. RESIGNATIONS OF REGISTRANT'S DIRECTORS.

Not applicable.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


Not applicable.

Index to Exhibits
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Not applicable




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              LitFunding Corp.,
                                              A Nevada corporation

December 3, 2003                           By:    /s/ Morton Reed
                                                 ------------------------------
                                                 Morton Reed, Director